Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-187346, 333-174758, 333-163832, 333-140624, 333-121006, 333-115505, 333-81340, 333-51556, 333-38886, and 333-25021) of Vericel Corporation of our report dated May 29, 2014 relating to the Special Purpose Combined Financial Statements of the Cell Therapy and Regenerative Medicine Business (the “CTRM business”), a product portfolio of Sanofi, as of December 31, 2013 and December 31, 2012 and for the years then ended, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 29, 2015